Exhibit (d)(25)

NORTHERN FUNDS

FORM OF ADDENDUM NO. 1 TO THE INVESTMENT ADVISORY AGREEMENT

This Addendum, dated as of the              day of                     , 2008, is entered into between NORTHERN FUNDS (the “Trust”), a Delaware statutory trust and NORTHERN TRUST INVESTMENTS, N.A. (“NTI,” together with Northern Trust Global Investments Ltd., the “Investment Advisers”).

WHEREAS, the Trust and the Investment Advisers have entered into an Amended and Restated Investment Advisory and Ancillary Services Agreement dated as of January 29, 2008 (the “Advisory Agreement”), pursuant to which the Trust has appointed NTI, jointly with NTGIL, to act as investment advisers to the Trust for the Global Fixed Income Fund and International Growth Equity Fund, and NTI to act as investment adviser to the Trust for the Arizona Tax-Exempt Fund, Bond Index Fund, California Intermediate Tax-Exempt Fund, California Municipal Money Market Fund, California Tax-Exempt Fund, Emerging Markets Equity Fund, Enhanced Large Cap Fund, Fixed Income Fund, Global Real Estate Index Fund, Global Sustainability Index Fund,1 Growth Equity Fund, High Yield Fixed Income Fund, High Yield Municipal Fund, Income Equity Fund, Intermediate Tax-Exempt Fund, International Equity Index Fund, Large Cap Value Fund, Mid Cap Growth Fund, Mid Cap Index Fund, Money Market Fund, Municipal Money Market Fund, Select Equity Fund, Short-Intermediate Tax-Exempt, Short-Intermediate U.S. Government Fund, Small Cap Growth Fund, Small Cap Index Fund, Small Cap Value Fund, Stock Index Fund, Tax-Exempt Fund, Technology Fund, U.S. Government Fund, U.S. Government Money Market Fund and U.S. Government Select Money Market Fund; and

WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Trust establishes one or more additional investment portfolios with respect to which it desires to retain one or more of the Investment Advisers to act as investment adviser under the Advisory Agreement, the Trust shall so notify the Investment Advisers in writing and if one or more of the Investment Advisers are willing to render such services they shall notify the Trust in writing, and the compensation to be paid to the Investment Advisers shall be that which is agreed to in writing by the Trust and the Investment Advisers; and

WHEREAS, pursuant to Section 1(b) of the Advisory Agreement, the Trust has notified NTI that it is establishing the International Small Cap Index Fund (the “Fund”), and that it desires to retain NTI to act as the investment adviser for the Fund and NTI has notified the Trust that it is willing to serve as investment adviser for the Fund;

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

[1]	The Amended and Restated Investment Advisory and Ancillary Services Agreement is dated November 15, 2007 with respect to the Global Sustainability Index Fund.

1. Appointment. The Trust hereby appoints NTI to act as investment adviser to the Trust for the Fund in accordance with the terms set forth in the Advisory Agreement. NTI hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement for the compensation herein provided.

2. Compensation. For the services provided and the expenses assumed pursuant to the Advisory Agreement regarding the Fund, the Trust will pay NTI, and NTI will accept as full compensation therefore from the Trust, a fee at the annual rate of 0.35% of the Fund’s average daily net assets.

3. Capitalized Terms. From and after the date hereof, the term “Current Funds” as used in the Advisory Agreement shall be deemed to include the Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

4. Miscellaneous. The initial term of the Advisory Agreement with respect to the Fund shall continue, unless sooner terminated in accordance with the Advisory Agreement, until June 30, 2009. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

All signatures need not appear on the same copy of this Addendum.

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

NORTHERN FUNDS

Attest:	By:
Title:

NORTHERN TRUST INVESTMENTS, N.A.

Attest:	By:
Title: